Exhibit 10.1

2021 Executive Management Cash Incentive Plan

2021 Executive Management Cash Incentive Plan
Introduction and Objectives

Northfield Bancorp, Inc.’s (A Delaware Corporation) “Northfield” or the “Company” 2021 Executive Management Cash Incentive Plan (the “Plan”) is designed to retain, motivate, recognize, and reward designated management team members, within appropriate risk management objectives, for their collective contributions to Northfield Bancorp, Inc. and its subsidiaries ( including Northfield Bank, referred to as the “Company” or the “Bank”). The Plan focuses on measures that are critical to the Company’s longer-term growth and profitability. The Plan serves as a critical component of a competitive total compensation package that enables the Company to attract and retain the talent needed to drive the Company’s future success. This Plan is governed by all terms and conditions of the Northfield Bancorp, Inc. Management Cash Incentive Governing Plan approved by the Board of Directors on January 30, 2019 (the “Governing Plan”), which shall be the prevailing document if the terms and conditions detailed below are unclear or in contradiction to such plan.

Objectives of the Plan include:

•Provide for a performance-based component of cash compensation to further align executive compensation with Company performance and the attainment of key strategic business objectives.
•Enable the Company to attract, retain and develop the talent needed to drive success.
•Motivate and reward management for achieving/exceeding performance goals.
•Encourage teamwork across the Company’s operating groups.
•Balance performance goals and incentives with appropriate risk management objectives.

Eligibility/Participation

Eligibility will be limited to Executive Officers, including the Chief Executive Officer. On an annual basis, management will nominate Participants with approval of the Compensation Committee. The Chief Risk Officer reports directly to the Risk Committee of the Board of Directors which is solely responsible for determining their compensation, including cash incentive compensation. Notwithstanding any provision of this Plan, incentive goals and related awards for the Chief Risk Officer under the Plan will be based on goals recommended by the Chief Executive Officer, reviewed by the Compensation Committee, and approved by the Risk Committee.
New employees must be hired by July 1 to be eligible to participate in the current year’s incentive. Incentive awards for employees hired between January 1 and July 1 will be pro-rated based on the employee’s date of hire (i.e., for these purposes, “base salary” shall mean the base salary in effect on the last day of the performance period). All participants must maintain a satisfactory level of performance to be eligible for an incentive award.
•Except as set forth below under “Death or Disability,” participants must be an active employee as of the award payout date to receive an award.

Performance Period
The performance period and plan operate on a calendar year basis (January 1, 2021– December 31, 2021).

2021 Executive Management Cash Incentive Plan
Performance Gate/Trigger

In order for any participant to receive an incentive award under the Plan, Northfield must achieve at least 80% of budgeted net income, herein referred to as the “performance gate or performance trigger.” Unless otherwise deemed by the Committee, the Plan will not fund awards (corporate or individual) for Participants in a year that the performance gate/trigger is not achieved.

Incentive Award Opportunity
Each participant will have a target cash incentive opportunity that is expressed as a percentage of his or her base salary (i.e., base salary shall mean the base salary in effect on the last day of the performance period).

Cash incentive awards are based, in part, on the Company’s philosophy to target total cash compensation at approximately the 50th percentile of market for executive management, with individual adjustments made for each Participant’s specific experience, responsibilities and performance. The 2021 incentive cash targets considers market practice and the Company’s current base salary levels. For 2021, Participants, as detailed by title below, will have an opportunity to earn a target award as a percentage of base salary as defined above for meeting defined goals. Actual payouts can range from 0% (for not meeting any performance goals) to up to 150% of target for exceeding all performance goals.

Achieving performance goals will generally result in a full award at target. Actual payouts will vary above and below the target incentive to reflect actual performance relative to the goals and weights. The Compensation Committee retains the discretion to determine awards relative to goals and may consider other factors in making the award (e.g. extraordinary events).

The total incentive opportunity and range is summarized below. Generally, the ranges of opportunity below, and any weighting, will be applied to individual incentive compensation goals as determined by the Compensation Committee. These are subject to change based on market practice, internal Company practices, and compensation philosophy.

	Annual Incentive as a % of Base Salary (in future years these targets may change and be different by tier)
Positions	Below Threshold	Threshold Performance	Target Performance	Stretch Performance
Pres./CEO	0%	20-25%	40-50%	60-75%
EVP	0%	15-20%	30-40%	45-60%

Incentive Plan Measures

2021 Executive Management Cash Incentive Plan

For 2021, the Compensation Committee will approve the performance goal(s) in conformity with the Governing Plan. A significant portion of all participants’ incentives will be based on overall corporate performance. This approach supports a collaborative team-oriented culture among the leadership team. The Compensation Committee, at its sole discretion, may determine to exclude from actual 2021 performance results, items that are considered non-recurring in nature, and/or not suitable for consideration in measuring financial performance. In addition to corporate performance, individual/division performance goals may also be considered. By considering multiple performance goals and perspectives and providing the Compensation Committee discretion in evaluating performance and determining the final award, the Plan supports a balanced and reasonable approach to risk management.

Below is a summary of the weighting of awards based on Corporate and Individual/Division Goals:

Role	Corporate Performance	Individual/Division Performance
Pres./CEO	0% - 100%	0% - 100%
EVP	0% - 100%	0% - 100%

Goal Setting

Management will propose the Corporate Performance goal(s), performance ranges, and the associated weightings to the Compensation Committee for approval. Upon their approval, the Compensation Committee will present to and obtain final approval of the Board of Directors as part of the Board’s annual business planning process.

The Compensation Committee, at its discretion, may approve goals that have a defined specified threshold, target and stretch performance and payout range. The relationship between performance goals and payout ranges will be determined by the Compensation Committee. Once threshold performance is achieved, the award will increase incrementally. Actual payouts will be interpolated on a straight-line basis between threshold, target, and stretch performance levels to reward incremental performance. Unless designated otherwise, all goals, and sub goals shall be equally weighted.

Any individual/division goals will be developed and recommended by management, and approved by the Compensation Committee at the beginning of the performance period. Generally, individual goals should be limited to no more than three goals that reflect critical financial and strategic objectives. Each individual goal is required to establish a target payout. Where possible, individual goals should also define a threshold and stretch level that will correspond to the appropriate payout in the table above. In recognition that some individual goals may not be quantitative, the Compensation Committee retains the discretion to determine payouts in a manner that appropriately reflects performance.

2021 Executive Management Cash Incentive Plan
Award Payouts and Discretion of the Compensation Committee

Payouts relative to the target will be recommended by the CEO (except for the CEO), certified by the Internal Audit Function (or other function as determined appropriate by the Compensation Committee), approved by the Compensation Committee, and ratified by the Board of Directors. In the case of the CEO, the payout will be determined by the Compensation Committee and ratified by the Board of Directors.

Payouts will be made in cash within a reasonable time period after the Company’s independent registered public accounting firm has made its final report to the Audit Committee on the Company’s 2021 consolidated financial statements. Generally, payouts will occur within two and a half months following the close of the fiscal year. Awards are calculated based on actual performance relative to target. Payouts will be based on percentage of a participant’s base salary in effect as of the last business day of the performance period.

All award payouts under the Plan are subject to the discretion of the Compensation Committee and the respective Board Committees as it relates to the Chief Risk Officer. In determining an award level (both corporate awards and individual awards) consideration may be given to the overall performance of the Company and each individual’s performance and may include, but are not limited to, consideration of audit and regulatory findings, internal control assessments and the amount and direction of risk being assumed by the Company. The Committee will take into consideration, extraordinary, unusual, and/or nonrecurring items of gain or loss in determining the extent to which performance has been achieved. The Compensation Committee, at its sole discretion, may consider the effect of “passed” audit adjustments proposed by the Company’s independent registered public accounting firm in determining the achievement of the Corporate or Individual goals established under the Plan.

Plan Terms and Conditions
Plan Authorization
The Plan is authorized by the Board of Directors of the Company and administered by the Compensation Committee.
Program Changes or Discontinuance
The Company has developed this Plan based on current objectives and business conditions. The Plan was developed based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time.
Compensation Committee Discretion
The Compensation Committee may, at its sole discretion, waive, change, or amend the Plan as it deems appropriate.

2021 Executive Management Cash Incentive Plan
The Committee and the respective Board Committees, as it relates to Risk Management Officers, including the Chief Risk Officer may, at its or their sole discretion, increase or decrease an award based upon its consideration of a Plan participant’s performance or achievements.
Termination of Employment
If a Plan participant leaves or is terminated by the Company before awards are paid, no incentive award will be paid. Participants must be an active employee of the Company on the date the incentive is paid to receive an award. (See exceptions for death and disability below.)
Disability or Death
If a participant is disabled by an accident or illness, his/her award for the Plan period will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).
In the event of death, the Company will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of the date of death.
No award will be earned on a pro-rata basis for disability or death if such an event occurs within six months from the beginning of the Plan year.
Payments made in the event of death or disability will be made at the same time payment is made to active employees under the Plan.
Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.
Recoupment of Awards

Participants of this Plan agree that the Company has the right to recoup or “clawback” awards paid under this Plan if the Compensation Committee concludes that such awards were based on information that was later found to be materially incorrect, including awards that were determined, in whole or in part, on financial statement information that is subsequently restated. This includes any error that is material to previously issued financial statements that results in notification that such financial statements cannot be relied upon. Additionally, if the Committee determines, upon review of the facts and circumstances, that an executive officer conducted his or herself in violation of the terms of the executive officer’s Employment Agreement, the Committee may determine that incentive compensation awards may or may not be revoked. Participants of the Plan agree that such recoupment would be made in accordance with prevailing laws and regulations. The Company also has the right to revise its clawback requirements, or policies subject to this Plan, if changes in laws and regulations require (or permit) the Company to do so.

2021 Executive Management Cash Incentive Plan
Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of the Company nor will the Plan interfere with the right of the Company to discharge any participant at any time.
The Compensation Committee will determine on at least an annual basis, those employees of the Company and its consolidated subsidiaries that will be eligible to participate in the Plan.
In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan participant.
This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with applicable governmental laws and regulations.
Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

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